EXHIBIT 4.1
THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY MAY BE CONVERTED HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.
AMENDED AND RESTATED
10% CONVERTIBLE DEBENTURE

$768,199.24	September 15, 2005 (the “Effective Date”)
FOR VALUE RECEIVED, the undersigned, US DATAWORKS, INC. (the “Company”), hereby promises to pay to the order of Peter Simons, the holder, or its assigns (the “Holder”), in lawful money of the United States of America, and in immediately payable funds, the principal sum of seven hundred and sixty eight thousand and one hundred and ninety nine dollars and twenty four cents ($768,199.24). Two-thirds (2/3) of the principal hereof, together with any unpaid accrued interest thereon, shall be due and payable on the first anniversary of the Effective Date; payment on the second anniversary date shall be for all of the outstanding principal balance and accrued and unpaid interest (the “Maturity Date”). Payment of all amounts due hereunder shall be made at the address of the Holder provided herein. The Company further promises to pay interest at the rate of ten percent (10%) per annum (“Interest”) on the outstanding principal balance hereof.
     This Debenture has not and will not be registered under the Securities Act of 1933, as amended (the “Act”) or applicable state securities laws, in reliance on the exemption from registration afforded by Regulation D promulgated under the Act. This Debenture may not be offered, sold or otherwise disposed of, unless such securities are registered under the Act, or an exemption from the registration requirements of the Act is available.
     Any capitalized terms not defined herein shall have the meaning ascribed to such term as provided in that certain Settlement and Release Agreement dated November 12, 2004, entered into by and between Company and Holder (the “Settlement Agreement”).
     1.      Redemption. The Company may redeem this Debenture prior to the Maturity Date only if the Holder agrees, in writing, to the terms and condition of such redemption. Any

US Dataworks, Inc. Amended and Restated Convertible Debenture September 15, 2005

partial redemption of the outstanding principal amount shall in no way release, discharge or affect the remaining obligations of the Company under this Debenture until this Debenture is paid in full.
     2.      Subordination. For purposes of this Debenture and specifically this Section 2 hereof, the term “Superior Bank Indebtedness” shall not include obligations to insiders and shall be defined as follows:
     The principal of, and accrued and unpaid interest on (a) indebtedness of the Company incurred in the ordinary course of business for money borrowed or in respect of letters of credit issued for its own account, to (i) any bank or trust company organized under the laws of the United States or any state or (ii) any savings and loan association; (b) obligations of the Company incurred pursuant to agreements to factor the accounts receivable of the Company; (c) purchase money obligations entered into in the ordinary course of business, evidenced by notes, lease-settlement agreements, purchase contracts or agreements, or similar instruments for the payment of which the Company is responsible or liable, by guarantees or otherwise; (d) obligations of the Company incurred in the ordinary course of business under any agreement to lease, or lease of, any real or personal property which are required to be capitalized in accordance with generally accepted accounting principles, or any other agreement to lease, or lease of, any real or personal property for the benefit of the Company which, by the terms thereof, are expressly designated as Superior Bank Indebtedness; and (e) any modification, renewal, extension or refunding of any such indebtedness, guarantee or obligation; in every case, whether such indebtedness, guarantee or obligation, or such modification, renewal, extension or refunding thereof, was outstanding on the date of execution of this Debenture or thereafter created, incurred or assumed; unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness, guarantee or obligation, or such modification, renewal, extension or refunding thereof, is not superior in right of payment to the Debenture.
     The Company agrees, and the Holder of the Debenture issued hereunder by its acceptance thereof likewise agrees, that the Debenture shall be issued subject to the provisions of this Section 2, each person holding any Debenture, whether upon original issue or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. This Debenture issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment or satisfaction to the prior payment of Superior Bank Indebtedness.
     Subject to the payment of Superior Bank Indebtedness as provided above and subject to applicable law, the rights of the Holder shall be appropriately subrogated to the rights of the holders of Superior Bank Indebtedness to receive payments or distributions of cash, property or securities of the Company to the extent applicable to the Superior Bank Indebtedness until the principal of, and premium, if any, and Interest on the Debenture shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Superior Bank Indebtedness of any cash, property or securities to which the Holder of the Debenture would be entitled except for the provisions of this Section 2. It is understood that the provisions of this

US Dataworks, Inc. Amended and Restated Convertible Debenture September 15, 2005

Section 2 are and are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of the Superior Bank Indebtedness, on the other hand.
     3.      Assignment of Rights. The rights hereunder may be freely assigned by the Holder provided such assignment is in compliance with applicable federal and state securities laws.
     4.      Conversion.
     (a)      At the Holder’s option any and all portions of this Debenture and any and all accrued and unpaid Interest may be converted into the common stock of the Company, $0.0001 par value per share, and any securities into which such common stock may hereafter be reclassified (“Common Stock”). The Holder shall deliver to Company notice of such conversion (“Conversion Notice”) at any time prior to or on the Maturity Date.
     (b)      The Debenture shall be convertible into such number of Common Stock (the “Debenture Shares”) as will be determined by dividing the principal amount of the Debenture, and all accrued Interest, if any, by the Per Share Conversion Price. The Per Share Conversion Price equals One Dollar ten cents ($1.10), subject to the adjustment for any reverse or forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that may occur after the date of this Agreement.
     (c)      The Company agrees that such Debenture Shares shall be deemed to be issued to the Holder as the record holder of such shares as of the close of business on the date of the Holder’s issuance of the Conversion Notice (the “Conversion Notice Date”). A stock certificate for the shares of Common Stock shall be delivered to the Holder within ten (10) trading days following the Conversion Notice Date. No adjustments shall be made to the number of shares issuable upon conversion of this Debenture for any cash dividends paid or payable to holders of record of Common Stock prior to the date as of which the Holder shall be deemed to be the record holder of such Debenture Shares.
     (d)      The Company hereby agrees that the Holder shall have certain registration rights as set forth in the Settlement Agreement.
     5.      Default. The occurrence of any one of the following events shall constitute an Event of Default:
     (a)      The non-payment of any principal or Interest when such payment becomes due and payable and the Company’s continued failure to make such payment for a period of ten (10) days thereafter;
     (b)      The material breach of this Agreement and such default continues for ten (10) days after written notice of such default is received by Company;
     (c)      The commencement by the Company of any voluntary proceeding under any bankruptcy, reorganization, insolvency, receivership, dissolution, or liquidation law or statute or any jurisdiction, whether now or hereafter in effect; or the adjudication of the Company as

US Dataworks, Inc. Amended and Restated Convertible Debenture September 15, 2005

insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Company for, acquiescence in, or consent by the Company to, the appointment of any receiver or trustee for the Company or for all or a substantial part of the property of the Company; or the assignment by the Company for the benefit of creditors; or the written admission of the Company of its inability to pay its debts as they mature; or
     (d)      The commencement against the Company of any proceeding relating to the Company under any bankruptcy, reorganization, insolvency, receivership, dissolution or liquidation law or statute or any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Company consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for 20 days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Company or for all or a substantial part of the property of the Company, which order, judgment or decree remains undismissed for 20 days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Company.
     Upon the occurrence of any Event of Default, the Holder may, by written notice to the Company (i) declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable.
     6.      Notices. Notices to be given hereunder shall be in writing and shall be deemed to have been sufficiently given if delivered personally or sent by overnight courier or messenger or sent by registered or certified mail (air mail if overseas), return receipt requested, or by telex, facsimile transmission, telegram or similar means of communication. Notice shall be deemed to have been received on the date of personal delivery, telex, facsimile transmission, telegram or similar means of communication, or if sent by overnight courier or messenger, shall be deemed to have been received on the next delivery day after deposit with the courier or messenger, or if sent by certified or registered mail, return receipt requested, shall be deemed to have been received on the third business day after the date of mailing. The address of the Company is:
US Dataworks, Inc.
5301 Hollister Road, Suite 250
Houston, Texas 77040
Company shall give written notice of any change of address to the Holder. The address of the Holder is as set forth on the signature page to this Debenture, and the Holder shall give written notice of any change of address to the Company.
     7.      Consent to Jurisdiction and Service Of Process. The Company consents to the jurisdiction of any court of the State of Texas and of any federal court located in the State of Texas. The Company waives personal service of any summons, complaint or other process in connection with any such action or proceeding and agrees that service thereof may be made, as the Holder may elect, by certified mail directed to the Company at the location provided for in Section 8 hereof, or, in the alternative, in any other form or manner permitted by law.

US Dataworks, Inc. Amended and Restated Convertible Debenture September 15, 2005

     8.      Governing Law. THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACT MADE AND TO BE PERFORMED ENTIRELY THEREIN, WITHOUT GIVING EFFECT TO THE RULES AND CONFLICTS OF LAW.
     9.      Conformity With Law. All agreements between the Holder and Company are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of deferment or acceleration of the maturity of this Debenture or otherwise, shall the rate of interest hereunder exceed the maximum rate permissible under applicable law. If, from any circumstances whatsoever, the rate of interest resulting from the payment and/or accrual of any amount of interest hereunder, at any time that payment of interest is due and/or at any time that interest is accrued, shall exceed the limits prescribed by such applicable law, then payment and/or accrual of such interest shall be reduced to that resulting from the maximum rate of interest permissible under such applicable law. This provision shall never be superseded or waived.
     10.      Severability. Every provision hereof is intended to be several. If any provision of this Debenture is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not effect the other provisions hereof, which shall remain binding and enforceable.
     11.      Waiver; Amendment. The Company hereby waives presentment, demand, protest and notices of protest, demand, dishonor and nonpayment. Any provision of this Debenture may be amended, waived or modified only upon the written consent of the parties hereto.
     12.      Successors and Assigns. All the terms and provisions of this Debenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     13.      Assignability. The Company’s obligations hereunder are nontransferable and nonassignable without the prior written consent of Holder.
     14.      Entire Agreement. This Debenture amends, restates and replaces that certain 10% Convertible Debenture dated September 15, 2004 between the Holder and the Company (the “Original Debenture”). Subject to that certain Letter Agreement dated as of September 15, 2005 between the Holder and the Company (the “Letter Agreement”) and the Settlement Agreement (as well as any Transaction Documents attached thereto or described therein), this Debenture embodies the entire agreement and understanding between the Holder and the Company with respect to the subject matter and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter, including the Original Debenture. The terms and conditions of this Debenture shall control the obligations of the Company to the Holder with respect to the subject matter hereof. In the event of conflict between the Letter Agreement and this Debenture, this Debenture shall control.

US Dataworks, Inc. Amended and Restated Convertible Debenture September 15, 2005

     15.      Facsimile Execution. Any signature delivered by facsimile transmission shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
     16.      Legal Representation. Company and Holder, respectively, agree and represent that each party has been represented by such party’s legal counsel with regard to all aspects of this Debenture, or if such party is acting without legal counsel, that such party has had adequate opportunity and has been encouraged to seek the advice of such party’s legal counsel prior to the execution of this Debenture.
     IN WITNESS WHEREOF, the undersigneds have caused this Debenture to be duly executed by their respective authorized signatories as of the date first indicated above.

HOLDER	US DATAWORKS, INC.

/s/ Peter Simons	/s/ John S. Reiland

Its authorized representative	Its authorized representative

Individual	John S. Reiland

Title	Title CFO

Address for Notice:
Peter Simons
22262 Robin Ave.
Glidden, IA 51443

US Dataworks, Inc. Amended and Restated Convertible Debenture September 15, 2005